                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                            (Amendment No. ________*)

                              Cellstar Corporation
                              --------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    150925204
                                    ---------
                                 (CUSIP Number)

                                 August 15, 2005
                                 ---------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [  ]     Rule 13d-1(b)

         [X ]     Rule 13d-1(c)

         [  ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


CUSIP NO. 150925204

       1        NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                Moorehead Communications, Inc.
                EIN #35-1839821

-------------------------------------------------------------------------------
       2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

-------------------------------------------------------------------------------
       3        SEC USE ONLY

-------------------------------------------------------------------------------
       4        CITIZENSHIP OR PLACE OF ORGANIZATION

                Indiana
-------------------------------------------------------------------------------
                      5       SOLE VOTING POWER
   NUMBER OF
                                        0
     SHARES

  BENEFICIALLY

    OWNED BY

      EACH

   REPORTING

     PERSON

      WITH
-------------------------------------------------------------------------------
                      6       SHARED VOTING POWER

                                       1,102,763 (1)
-------------------------------------------------------------------------------
                      7       SOLE DISPOSITIVE POWER

                                       0
-------------------------------------------------------------------------------
                      8       SHARED DISPOSITIVE POWER

                                       1,102,763 (1)
-------------------------------------------------------------------------------
  9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         1,102,763 (1)
-------------------------------------------------------------------------------
10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES*

-------------------------------------------------------------------------------
11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         5.4% (2)
-------------------------------------------------------------------------------
12              TYPE OF REPORTING PERSON*

                              CO
-------------------------------------------------------------------------------

(1) The 1,102,763 shares owned by the reporting person may be voted or disposed of by Stephen E. Moorehead as President of Moorehead Communications, Inc.

(2) Based upon 20,509,529 shares of common stock of Cellstar Corporation reported as outstanding in the Form 10-K of Cellstar Corporation for the year ended November 30, 2004.

SCHEDULE 13G


CUSIP NO. 150925204

       1        NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                Stephen E. Moorehead

-------------------------------------------------------------------------------
       2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)[ ]
                                                                         (b)[X]

-------------------------------------------------------------------------------
       3        SEC USE ONLY

-------------------------------------------------------------------------------
       4        CITIZENSHIP OR PLACE OF ORGANIZATION

                U.S.A.
-------------------------------------------------------------------------------
                      5       SOLE VOTING POWER
   NUMBER OF
                                       7,600 (1)
     SHARES

  BENEFICIALLY

    OWNED BY

      EACH

   REPORTING

     PERSON

      WITH
-------------------------------------------------------------------------------
                      6       SHARED VOTING POWER

                                       1,110,363 (2)
-------------------------------------------------------------------------------
                      7       SOLE DISPOSITIVE POWER

                                       7,600 (1)
-------------------------------------------------------------------------------
                      8       SHARED DISPOSITIVE POWER

                                       1,110,363 (2)
-------------------------------------------------------------------------------
  9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         1,110,363 (2)
-------------------------------------------------------------------------------
10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*

-------------------------------------------------------------------------------
11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         5.4% (3)
-------------------------------------------------------------------------------
12              TYPE OF REPORTING PERSON*

                         IN
-------------------------------------------------------------------------------

(1) Includes 7,600 shares held in the retirement account of Stephen E.
Moorehead.

(2) Includes (i) 7,600 shares held in the retirement account of Stephen E. Moorehead, and (ii) 1,102,763 shares held by Moorehead Communications, Inc. which may be voted or disposed of by Stephen E. Moorehead as President of Moorehead Communications, Inc.

(3) Based upon 20,509,529 shares of common stock of Cellstar Corporation reported as outstanding in the Form 10-K of Cellstar Corporation for the year ended November 30, 2004.

SCHEDULE 13G


CUSIP NO. 150925204

       1        NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                Scott A. Moorehead

-------------------------------------------------------------------------------
       2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)[ ]
                                                                         (b)[X}

-------------------------------------------------------------------------------
       3        SEC USE ONLY

-------------------------------------------------------------------------------
       4        CITIZENSHIP OR PLACE OF ORGANIZATION

                U.S.A.
-------------------------------------------------------------------------------
                      5       SOLE VOTING POWER
   NUMBER OF
                                        31,970
     SHARES

  BENEFICIALLY

    OWNED BY

      EACH

   REPORTING

     PERSON

      WITH
-------------------------------------------------------------------------------
                      6       SHARED VOTING POWER

                                       0
-------------------------------------------------------------------------------
                      7       SOLE DISPOSITIVE POWER

                                       31,970
-------------------------------------------------------------------------------
                      8       SHARED DISPOSITIVE POWER

                                       0
-------------------------------------------------------------------------------
  9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         31,970
-------------------------------------------------------------------------------
10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*

-------------------------------------------------------------------------------
11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         0.2% (1)
-------------------------------------------------------------------------------
12              TYPE OF REPORTING PERSON*

                              IN
-------------------------------------------------------------------------------

(1) Based upon 20,509,529 shares of common stock of Cellstar Corporation reported as outstanding in the Form 10-K of Cellstar Corporation for the year ended November 30, 2004.

SCHEDULE 13G


CUSIP NO. 150925204
       1        NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                Kevin T. Windle

-------------------------------------------------------------------------------
       2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)[ ]
                                                                         (b)[X}

-------------------------------------------------------------------------------
       3        SEC USE ONLY

-------------------------------------------------------------------------------
       4        CITIZENSHIP OR PLACE OF ORGANIZATION

                U.S.A.
-------------------------------------------------------------------------------
                      5       SOLE VOTING POWER
   NUMBER OF
                                       78,600
     SHARES

  BENEFICIALLY

    OWNED BY

      EACH

   REPORTING

     PERSON

      WITH
-------------------------------------------------------------------------------
                      6       SHARED VOTING POWER

                                       0
-------------------------------------------------------------------------------
                      7       SOLE DISPOSITIVE POWER

                                       78,600
-------------------------------------------------------------------------------
                      8       SHARED DISPOSITIVE POWER

                                       0
-------------------------------------------------------------------------------
  9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         78,600
-------------------------------------------------------------------------------
10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*

-------------------------------------------------------------------------------
11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         0.4% (1)
-------------------------------------------------------------------------------
12              TYPE OF REPORTING PERSON*

                              IN
-------------------------------------------------------------------------------

(1) Based upon 20,509,529 shares of common stock of Cellstar Corporation reported as outstanding in the Form 10-K of Cellstar Corporation for the year ended November 30, 2004.

ITEM 1.

         (a)      Name of Issuer:

                  Cellstar Corporation

         (b)      Address of Issuer's Principal Executive Offices:

                  1730 Briercroft Court
                  Carrolton, Texas  75006

ITEM 2.

         (a)      Name of Person Filing:

                  Moorehead Communications, Inc.
                  Stephen E. Moorehead
                  Scott A. Moorehead
                  Kevin T. Windle

         (b)      Address of Principal Business Office or, if none, Residence:

                  The principal business address of Moorehead Communications, Inc., Stephen E. Moorehead, Scott A. Moorehead and Kevin T. Windle is located at 2509 W. 2nd Street, Marion, Indiana 46952.

         (c)      Citizenship:

                  Moorehead Communications, Inc. is an Indiana corporation, Stephen E. Moorehead, Scott Moorehead and Kevin T. Windle are each a citizen of the U.S.A.

         (d)      Title of Class of Securities:

                  Common Stock

         (e)      CUSIP Number:

                  150925204

ITEM 3. If this statement is filed pursuant to Sections 240.13d-1(b) or Sections 240.13d-2(b) or (d), check whether the person filing is a:

         (a)      [ ]      Broker or dealer registered under section 15 of the
                  Act (15 U.S.C. 78o).

         (b)      [ ]      Bank as defined in section 3(a)(6) of the Act
                  (15 U.S.C. 78c).

         (c)      [ ]      Insurance company as defined in section 3(a)(19) of
                  the Act (15 U.S.C. 78c).

         (d)      [ ]      Investment company registered under section 8 of the
                  Investment Company Act of 1940  (15 U.S.C. 80a-8).

         (e)      [ ]      An investment adviser in accordance with Section
                  240.13d-1(b)(1)(ii)(E);

         (f)      [ ]      An employee benefit plan or endowment fund in
                  accordance with Section 240.13d-1(b)(1)(ii)(F);

         (g)      [ ]      A parent holding company or control person in
                  accordance with Section 240.13d-1(b)(1)(ii)(G);

         (h)      [ ]      A savings associations as defined in Section 3(b)
                  of the Federal Deposit Insurance Act 12 U.S.C. 1813);

         (i)      [ ]     A church plan that is excluded from the definition of
                  an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)      [ ]     Group, in accordance with Section 240.13d-1(b)(1)(ii)
                  (J).

ITEM 4.  OWNERSHIP

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.

         Moorehead Communications, Inc.

         (a)      Amount beneficially owned:

                  1,102,763

         (b)      Percent of class:

                  5.4%

         (c)      Number of shares as to which the person has:

                  (i)    Sole power to vote or to direct the vote:

                         0

                  (ii)   Shared power to vote or to direct the vote:

                         1,102,763

                  (iii)  Sole power to dispose or to direct the disposition of:

                         0

                  (iv) Shared power to dispose or to direct the disposition of:

                         1,102,763

         Stephen E. Moorehead

         (a)      Amount beneficially owned:

                  1,110,363

         (b)      Percent of class:

                  5.4%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote:

                           7,600

                  (ii)     Shared power to vote or to direct the vote:

                           1,110,363

                  (iii) Sole power to dispose or to direct the disposition of:

                           7,600

                  (v) Shared power to dispose or to direct the disposition of:

                           1,110,363

         Scott A. Moorehead

         (a)      Amount beneficially owned:

                  31,970

         (b)      Percent of class:

                  0.2%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote:

                           31,970

                  (ii)     Shared power to vote or to direct the vote:

                           0

                  (iii) Sole power to dispose or to direct the disposition of:

                           31,970

                  (vi) Shared power to dispose or to direct the disposition of:

                           0

         Kevin T. Windle

         (a)      Amount beneficially owned:

                  78,600

         (b)      Percent of class:

                  0.4%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote:

                           78,600

                  (ii)     Shared power to vote or to direct the vote:

                           0

                  (iii) Sole power to dispose or to direct the disposition of:

                           78,600

                  (vii) Shared power to dispose or to direct the disposition of:

                           0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  September 12, 2005           MOOREHEAD COMMUNICATIONS, INC.



                                    By: /s/ Stephen E. Moorehead
                                        --------------------------------------
                                         Stephen E. Moorehead, President




                                        /s/ Stephen E. Moorehead
                                        --------------------------------------
                                        Stephen E. Moorehead




                                        /s/ Scott A.Moorehead
                                        --------------------------------------
                                        Scott A. Moorehead




                                         /s/ Kevin T. Windle
                                        --------------------------------------
                                         Kevin T. Windle

                                  EXHIBIT INDEX

Exhibit 1                                               Joint Filing Agreement